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                                                                 Exhibit 8(b)

                        [Letterhead of Debevoise & Plimpton]


                                  August 3, 1998

Protective Life Corporation
2801 Highway 280 South
Birmingham, AL 35223

              PROXY STATEMENT/PROSPECTUS REGARDING PROPOSED MERGER OF
                UNITED DENTAL CARE, INC. WITH PLC MERGER SUBSIDIARY
                                   CORPORATION

To Those Concerned:

         We are acting as your special counsel in connection with the filing with the Securities and Exchange Commission of the Joint Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") relating to the proposed merger (the "Merger") of United Dental Care, Inc., a Delaware corporation ("United Dental"), with and into PLC Merger Subsidiary Corporation ("PLC Merger Sub"), a Delaware corporation and wholly owned subsidiary of Protective Life Corporation, a Delaware corporation ("Protective"), pursuant to an Agreement and Plan of Merger, dated as of March 10, 1998, and amended as of March 17, 1998 and as of July 8,

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                                     2

                                                                August 3, 1998

1998, by and among United Dental, Protective and PLC Merger Sub.

         We hereby confirm our opinion as set forth in the Proxy
Statement/Prospectus under the heading "THE PROPOSED MERGER -- Material U.S. Federal Income Tax Consequences of the Merger."

         This opinion is limited to the federal law of the United States and administrative rulings of the Internal Revenue Service as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the Internal Revenue Service that occur after the date hereof.

         We are delivering this opinion to you in connection with the preparation and filing of the Proxy Statement/Prospectus. Without our prior written consent, this opinion may not be furnished, in whole or in part, to any other person except as provided in this paragraph. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the use of our name under the heading "THE PROPOSED MERGER -- Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Debevoise & Plimpton